Exhibit 99.1

Advanced Energy Names Eduardo Bernal as Chief Operations Officer

DENVER, Colo., September 8, 2021 — Advanced Energy Industries, Inc. (NASDAQ: AEIS), a global leader in highly engineered, precision power conversion, measurement and control solutions, announced today that Eduardo Bernal has joined the company as executive vice president and chief operations officer, reporting to Steve Kelley, president and chief executive officer.

“I am pleased to welcome Eduardo to our executive management team,” said Steve Kelley. “Eduardo brings world class expertise in leading complex global operations with the most stringent manufacturing and quality requirements. With his extensive track record in driving improved performance and customer satisfaction, he will support Advanced Energy’s efforts in scaling to the next level of growth and profitability.”

Eduardo Bernal has over 30 years of experience managing global operations in the semiconductor industry. He joins Advanced Energy from NXP Semiconductors, where he was senior vice president of assembly and test operations responsible for a global footprint of multiple factories with a team of 12,000 employees. Prior to this, Eduardo was with Texas Instruments, where he held various leadership roles in operations, manufacturing, planning, and quality. Eduardo holds a Bachelor of Science, Industrial Engineering from the Technological Institute of Aguascalientes in Mexico. He will be based in Singapore, the headquarters for Advanced Energy’s global operations.

“I am honored to join Advanced Energy, an innovative company leading the power electronics industry,” said Bernal. “I look forward to working with the team to accelerate profitable growth by delivering outstanding operational excellence.”

About Advanced Energy

Advanced Energy (Nasdaq: AEIS) is a global leader in the design and manufacturing of highly engineered, precision power conversion, measurement and control solutions for mission-critical applications and processes. AE’s power solutions enable customer innovation in complex applications for a wide range of industries including semiconductor equipment, industrial, manufacturing, telecommunications, data center computing and healthcare. With engineering know-how and responsive service and support around the globe, the company builds collaborative partnerships to meet technology advances, propel growth for its customers and innovate the future of power. Advanced Energy has devoted four decades to perfecting power for its global customers and is headquartered in Denver, Colorado, USA. For more information, visit www.advancedenergy.com.

Advanced Energy | Precision. Power. Performance.

For more information, contact:

Brian Smith
Advanced Energy Industries, Inc.
(970) 407-6555
ir@aei.com